EXHIBIT 99.1

Tyrone Michael (“TJ”) Jordan Joins TPI Composites Board of Directors

SCOTTSDALE, Ariz., Jan. 30, 2019 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (TPI) (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, announced today that Tyrone Michael (“TJ”) Jordan has joined its board of directors, effective January 29, 2019. Mr. Jordan brings 35 years of extensive automotive and aerospace global operations and executive leadership experience to TPI.

“We are thrilled to have TJ join our board,” said Paul Giovacchini, TPI’s Chairman of the Board. “We will greatly benefit from TJ’s counsel and expertise in advanced automotive and aerospace product development, strategic planning and manufacturing systems as TPI continues to execute its strategy of diversified, profitable global growth.”

Since 2015, Mr. Jordan has served as the President and Chief Operating Officer of Dura Automotive Systems, LLC, a global designer and manufacturer of automotive components, including control systems, exterior systems and lightweight structural systems for original equipment manufacturers and other transportation industries. Mr. Jordan began his career at General Motors Company (GM). During his GM tenures from 1984 to 2009 and from 2014 to 2015, Mr. Jordan held numerous international operations, business development, strategy, marketing and sales, M&A and product development executive positions including Global Executive Director of Product Development for New Vehicle Technologies and ultimately served as Executive Vice President, Global Operations and Customer Experience. From 2009 to 2013, Mr. Jordan served United Technologies Corporation in prominent roles in manufacturing operations, purchasing, technology and engineering and ultimately served as Global SVP, Operations and Supply Chain, Aerospace Systems.

Mr. Jordan holds an Executive Aerospace & Defense Masters of Business Administration in Operations, Strategy and Finance from the University of Tennessee, an A.A.S. degree in Industrial Engineering Technology from Purdue University and a B.S. degree in Pre-law/Criminology from Eastern Michigan University.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, Turkey, and India.

Investor Contact:
investors@tpicomposites.com
480-315-8742